Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-258942
Prospectus Supplement No. 7
(To Prospectus dated March 30, 2022)
Doma Holdings, Inc.
UP TO 17,333,333 SHARES OF COMMON STOCK ISSUABLE UPON
THE EXERCISE OF WARRANTS
UP TO 265,389,572 SHARES OF COMMON STOCK
UP TO 5,833,333 WARRANTS
This prospectus supplement updates, amends and supplements the prospectus dated March 30, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-258942). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
The Prospectus and this prospectus supplement relate to: (1) the issuance by us of up to 17,333,333 shares of common stock that are issuable upon the exercise of the warrants consisting of (i) up to 11,500,000 shares of common stock that are issuable upon the exercise of the public warrants and (ii) up to 5,833,333 shares of common stock that are issuable upon the exercise of the private placement warrants and (2) the offer and sale, from time to time, by the Selling Securityholders identified in the Prospectus, or their permitted transferees, of (a) up to 265,389,572 shares of common stock, consisting of (i) up to 10,309,215 PIPE shares; (ii) up to 224,250,982 of Old Doma stockholder shares; (iii) up to 5,302,659 Sponsor shares; (iv) up to 5,833,333 shares of common stock issuable upon the exercise of the private placement warrants; (v) up to 1,024,912 shares of exchanged restricted common stock; (vi) up to 4,602,844 shares of common stock reserved for issuance upon the exercise of options; (vii) up to 12,739,963 Earnout Shares; and (viii) up to 1,325,664 Sponsor Covered Shares and (b) up to 5,833,333 private placement warrants.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained or incorporated by reference below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Please keep this prospectus supplement with your Prospectus for future reference.
We are a “smaller reporting company” and “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced reporting requirements.
Doma Holdings, Inc.’s common stock and warrants are quoted on the New York Stock Exchange under the symbols “DOMA” and “DOMA.WS,” respectively. On August 3, 2022, the closing prices of our common stock and warrants were $0.77 and $0.11, respectively.
INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 13 OF THE PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 4, 2022
_________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 1, 2022

DOMA HOLDINGS, INC.

(Exact name of Registrant, as specified in its charter)

Delaware	001-39754	84-1956909
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

101 Mission Street, Suite 740
San Francisco, California 94105
(Address of principal executive offices) (Zip code)

650-419-3827
(Registrant's telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	DOMA	The New York Stock Exchange
Warrants to purchase common stock	DOMA.WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On August 1, 2022, Doma Holdings, Inc. (the “Company”) received notice (the “Notice”) from the New York Stock Exchange (the “NYSE”) that it was not in compliance with the continued listing standard set forth in Section 802.01C of the NYSE’s Listed Company Manual (“Section 802.01C”) because the average closing price of the Company’s common stock (the “Common Stock”) was less than $1.00 per share over a consecutive 30 trading-day period. The Notice has no immediate impact on the listing of the Common Stock on the NYSE, subject to the Company’s compliance with the NYSE’s other continued listing requirements.
Pursuant to Section 802.01C, the Company has a period of six months following the receipt of the Notice to regain compliance with the minimum share price requirement. The Company may regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period the Common Stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. If the Company is unable to regain compliance with the $1.00 share price rule within this period, the NYSE will initiate procedures to suspend and delist the Common Stock. Section 802.01C also provides for an exception to the six-month cure period if the action required to cure the price condition requires stockholder approval, as would be the case to effectuate a reverse stock split, in which case the action needs to be approved by no later than the Company’s next annual meeting of stockholders, and the price condition will be deemed cured if the price of the Common Stock promptly exceeds $1.00 per share and the price remains above that level for at least the following 30 trading days.
Section 802.01C requires the Company to notify the NYSE, within 10 business days of receipt of the Notice, of its intent to cure this deficiency. The Company intends to notify the NYSE of its intent to regain compliance with the requirements of Section 802.01C by implementing a reverse stock split, subject to approval by the Company’s board of directors and the stockholders at the next annual meeting of stockholders, if the Company does not achieve an accelerated cure prior to the cure deadline.
The Notice does not affect the Company’s business operations or its reporting obligations with the Securities and Exchange Commission, and it does not conflict with or cause an event of default under any of the Company's material debt or other agreements.
Item 7.01 Regulation FD Disclosure
On August 4, 2022, the Company issued a press release related to the foregoing. The press release is furnished as Exhibit 99.1 and incorporated by reference herein.
The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section and shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Forward-Looking Statements Legend
This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "estimate," "plan," "project," "forecast," "intend," "will," "expect," "anticipate," "believe," "seek," "target" or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. The absence of these words does not mean that a statement is not forward-looking. Such statements are based on the beliefs of, as well as assumptions made by information currently available to Doma management.
These forward-looking statements include, but are not limited to, statements regarding the ability to maintain the listing of Doma’s common stock on the New York Stock Exchange, obtaining approval for a reverse stock split and the potential benefits of the transactions described herein. These statements are based on various assumptions, whether or not identified in this Current Report, and on the current expectation of Doma’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict, will differ from assumptions and are beyond the control of Doma.
These forward-looking statements are subject to a number of risks and uncertainties, including changes in business, market, financial, political and legal conditions; risks relating to the uncertainty of the projected financial information with respect to Doma; future global, regional or local economic, political, market and social conditions, including due to the COVID-19 pandemic; the development, effects and enforcement of laws and regulations, including with respect to the title insurance industry; Doma’s ability to manage its future growth or to develop or acquire enhancements to its platform; the effects of competition on Doma’s future business; the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; and those other factors described in Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2021 and any subsequent reports filed by Doma from time to time with the U.S. Securities and Exchange Commission (the “SEC”).
If any of these risks materialize or Doma’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Doma does not presently know or that Doma currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Doma’s expectations, plans or forecasts of future events and views as of the date of this Current Report. Doma anticipates that subsequent events and developments will cause Doma’s assessments to change. However, while Doma may elect to update these forward-looking statements at some point in the future, Doma specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Doma’s assessment as of any date subsequent to the date of this Current Report. Accordingly, undue reliance should not be placed upon the forward-looking statements.
Item 9.01          Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.
99.1*	Press Release Dated August 4, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2022

By:	/s/ Eric Watson
Name:	Eric Watson
Title:	General Counsel & Secretary

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